EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
theglobe.com, inc.:

We consent to incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 (Registration No. 333-36144) of theglobe.com, inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of theglobe.com, inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, and related financial statement schedule, and to the reference to our firm under the heading "Experts" in the registration statement.

                                                     /s/   KPMG LLP
                                                   ------------------------

New York, New York
May 10, 2000